Exhibit 5.1

Ampa Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel Tel +972 (3) 608-9999 Fax +972 (3) 608-9909	info@goldfarb.com www.goldfarb.com

October 31, 2016

ReWalk Robotics Ltd.

3 Hatnufa Street, Floor 6
Yokneam Ilit 2069203

Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to ReWalk Robotics Ltd., an Israeli company (the “Company”), in connection with the issuance and sale by the Company (the “Offering”) of 3,250,000 units (the “Units”), each Unit consisting of (i) one (1) ordinary share, par value NIS 0.01 per share (each, an “Ordinary Share” and collectively, the “Ordinary Shares”), of the Company (each, an “Offering Share” and collectively, the “Offering Shares”) and (ii) 0.75 of a warrant to purchase one (1) Ordinary Share at an exercise price of $4.75 per share (each an “Offering Warrant” and collectively, the “Offering Warrants”), plus up to 487,500 Units subject to an option granted by the Company to the Underwriter (the “Option Units”). The Ordinary Shares underlying the Option Units are referred to as the “Option Shares” (together with the Offering Shares, the “Shares”) and the warrants underlying the Option Units are referred to as the “Option Warrants” (together with the Offering Warrants, the “Warrants”). The Shares and the Warrants are included in a registration statement on Form S-3 (File No. 333-209833) (the “Registration Statement”) initially filed with the SEC on February 29, 2016, as subsequently amended, and are being offered pursuant to the prospectus, dated as of May 9, 2016, included in the Registration Statement (the “Base Prospectus”), the preliminary prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2016 pursuant to Rule 424(b) (the “Preliminary Prospectus Supplement”) under the Securities Act of 1933, as amended (the “Act”), and the final prospectus supplement filed with the SEC on October 28, 2016 pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”). The Units and the Option Units are being sold to Oppenheimer & Co. Inc. (the “Underwriter”) pursuant to the Underwriting Agreement (together with all schedules, exhibits and ancillary documents and agreements thereto, the “Underwriting Agreement”), dated October 27, 2016, between the Company and the Underwriter as the sole underwriter named therein. This opinion is being furnished in connection with the requirements of Items 601(b)(5) and (b)(23) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus, the Preliminary Prospectus or the Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Shares and the due authorization of the Warrants.

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and exhibits thereto, the Base Prospectus, the Preliminary Prospectus and Prospectus Supplement and such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that (i) the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when paid for by the Underwriter pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable; (ii) the Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when paid for pursuant to the Underwriting Agreement, will be validly issued; and (iii) the Ordinary Shares issuable upon exercise of the Warrants have been duly authorized by all necessary corporate action on the part of the Company and, when paid for pursuant to the Warrants, will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K, which will be incorporated into the Registration Statement, and the references to this firm in the sections entitled “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.